Exhibit 99.1

Acadia Realty Trust Reports First Quarter 2011 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 26, 2011--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter ended March 31, 2011. All per share amounts are on a fully diluted basis.

First Quarter 2011 Highlights

Earnings

●	Funds from operations (“FFO”) per share of $0.33 for first quarter 2011
●	Earnings per share (“EPS”) from continuing operations of $0.21 for first quarter 2011

Acquisition Activity

●	During 2011, Fund III closed on three separate acquisitions in Chicago, Miami Beach and suburban Washington D.C. aggregating $93.3 million.

Core Portfolio

●	Current occupancy of 92.8% increased 130 basis points from fourth quarter 2010
●	Same store net operating income (“NOI”) decreased 0.7% for the first quarter 2011 compared to 2010

Balance Sheet

●	Core portfolio debt, net of cash on hand (“Net Debt”) to EBIDTA ratio of 3.6x at March 31, 2011
●	Net Debt to Total Market Capitalization of 31% at March 31, 2011
●	Cash on hand and availability under current credit facilities of $145 million at March 31, 2011

First Quarter 2011 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended March 31, 2011 was $13.6 million and $8.6 million, respectively, as compared to $10.2 million and $5.1 million for the quarter ended March 31, 2010, respectively.

Earnings for the quarters ended March 31, 2011 and 2010 on a per share basis were as follows:

	Quarters ended
	March 31,
	2011	2010	Variance
FFO per share	$0.33	$0.25	$0.08
EPS from continuing operations	$0.21	$0.13	$0.08
EPS	$0.23	$0.13	$0.10

The following significant items contributed to the above variance in EPS from continuing operations:

2011 gain on extinguishment of debt	$0.04
Rents from Fund redevelopment projects placed in service
after March 31, 2010	0.02
Additional 2011 transactional fee income	0.01
Other items, net	0.01
Total variance	$0.08

EPS from discontinued operations of $0.02 for the first quarter 2011 was attributable to the January 2011 sale of Fund II’s leasehold interest in the Neiman Marcus location at the Oakbrook Center in suburban Chicago. The leasehold interest was sold for $8.2 million which generated a $3.9 million gain for Fund II. Acadia’s share of this gain, after allocation to noncontrolling interests, was $0.8 million. This 2005 investment yielded an unleveraged 16.5% internal rate of return (“IRR”).

External Growth - Fund III Acquisitions

During 2011, Fund III closed on three separate acquisitions in Chicago, Miami Beach and suburban Washington D.C. aggregating $93.3 million as follows:

●
During February 2011, Fund III (95% of equity), through a joint venture with an unaffiliated partner, Terranova Corporation, acquired three retail properties located on Lincoln Road in Miami Beach, Florida. Lincoln Road, an eight-block open-air pedestrian mall featuring high-end restaurants and boutiques, is an exciting destination for south Florida residents and tourists alike. The properties aggregate 61,000 square feet. The purchase price was $51.9 million, which included the assumption of $20.6 million of in-place mortgage debt.

●
Also during February, Fund III (90% of equity), through a joint venture with an unaffiliated partner, MCB Realty, acquired, a 65,000 square foot single tenant retail property located in Silver Spring, Maryland, for $9.8 million. The property is triple net-leased to Superfresh (A&P) Supermarket, which serves as one of several anchor tenants at the Orchard Center, a 340,000 square foot shopping center in which the property is located. Fund III acquired the property at an attractive going-in yield with upside potential depending on the resolution of the ongoing A&P bankruptcy proceedings.

●
Subsequent to the quarter, during April 2011, Fund III acquired The Heritage Shops at Millennium Park, a 105,000 square foot property, for $31.6 million. The multi-level primarily retail property is located in the East Loop section of downtown Chicago, Illinois. The asset is located at the base of a 57-story luxury residential tower which is not owned by Fund III. Tenants include a signature LA Fitness Club occupying the entire second floor and part of the below-grade concourse. Street level tenants include Ann Taylor Loft, Lane Bryant, McDonald’s and Fifth Third Bank.

Core Portfolio

Re-anchoring Activity

During the quarter, the Company completed the previously discussed 65,000 re-anchoring project at the New Loudon Shopping Center in Latham, New York. The new tenants, including the expansion of the existing Price Chopper supermarket, opened during the first quarter 2011 at an average 50% increase in rents over the former anchor tenant.

At the Bloomfield Towne Center in Bloomfield Hills, Michigan, the Company has executed agreements to recapture and re-anchor 50,000 square feet with a Dick’s Sporting Goods at a 40% increase in rents over the former tenants. Additionally, Acadia is negotiating replacement leases for another 21,000 square feet at this core property at anticipated rents well in excess of existing rents. The Company expects that these re-anchoring activities will be completed during the second half of 2012.

Occupancy and Same-Store NOI

At March 31, 2011, Acadia’s core portfolio occupancy was 92.8%. The 130 basis points increase over the 91.5% occupancy at December 31, 2010 was primarily attributable to the completion of the New Loudon re-anchoring activity.

Acadia’s combined portfolio occupancy, which includes both the core and the Company’s opportunity fund (“Funds”) portfolios, was 91.6% as of March 31, 2011, which represents an increase of 70 basis points over occupancy at December 31, 2010.

For the first quarter 2011, core portfolio same store NOI decreased 0.7% from the first quarter 2010, which is consistent with Management’s full-year 2011 guidance range of -1% to +1% same –store NOI performance.

Leasing Activity

The Company realized an increase in average rents of 0.2% in its core portfolio on 126,000 square feet of new and renewal leases during the first quarter of 2011. Excluding the effect of the straight-lining of rents, the Company experienced a 3.0% decrease in average rents.

Balance Sheet – High Liquidity and Low Leverage

Acadia’s solid balance sheet was evidenced by the following:

Available Liquidity

●	As of March 31, 2011, total liquidity of $145 million, including $86 million of cash on hand and $59 million available under existing lines of credit, excluding the Funds cash and credit facilities
●	Approximately $200 million of committed and unallocated Fund III investor capital available to fund future acquisitions. Acadia’s pro-rata share of this amounts to approximately $40 million

Low Leverage as of March 31, 2011

●	Core portfolio Net Debt to EBIDTA ratio of 3.6x
●	Including the Company’s pro-rata share of the Fund debt, a Net Debt to EBITDA ratio of 4.8x
●	Including the Company’s pro-rata share of the Fund debt, Net Debt to Total Market Capitalization of 31% and Debt to Total Market Capitalization of 37%
●	Core portfolio fixed-charge coverage ratio of 3.3 to 1
●	Combined fixed-charge coverage ratio, including core portfolio and Funds, was 3.2 to 1

Limited Exposure to Interest Rate Variability as of March 31, 2011

●	100% of the Company’s core portfolio debt is fixed at an average interest rate of 6.1%
●	Including the Company’s pro-rata share of Fund debt, 85% of the Company’s debt is fixed at an average interest rate of 5.3%

During January 2011, the Company liquidated a $9.3 million mortgage loan for $7.6 million, resulting in a $1.7 million gain on extinguishment of debt.

Outlook - Earnings Guidance for 2011

The Company reaffirms its previously announced 2011 FFO and EPS forecast. On a fully diluted basis, the Company forecasts that its 2011 annual FFO will range from $0.94 to $1.05 per share and 2011 EPS from $0.44 to $0.55 per share.

Management Comments

"Our team continues to make steady progress on both our internal and external growth initiatives," stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. "During the first quarter, we completed one important re-anchoring and initiated a second, which will further enhance the core portfolio's value. Year-to-date, we have also completed $93 million of opportunistic/value-add fund investments. Furthermore, with a healthy balance sheet and strong financial metrics, Acadia is well-positioned to build on this growth going forward."

Investor Conference Call

Management will conduct a conference call on Wednesday, April 27, 2011 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 800-291-5365 (internationally 617-614-3922). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 90145089. The phone replay will be available through Wednesday, May 4, 2011.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in the Midwestern United States. Acadia owns, or has an ownership interest in, 83 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2011 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Tables Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2011	2010

Minimum rents	$28,110	$25,466
Percentage rents	205	135
Mortgage interest income	4,538	4,993
Expense reimbursements	5,635	6,030
Other property income	689	437
Management fee income	629	400
Total revenues	39,806	37,461
Operating expenses
Property operating	8,148	7,787
Real estate taxes	4,386	4,527
General and administrative	5,690	5,119
Depreciation and amortization	9,184	10,195
Total operating expenses	27,408	27,628

Operating income	12,398	9,833

Equity in (losses) earnings of unconsolidated affiliates	(148)	387
Other interest income	34	134
Interest expense and other finance costs	(8,008)	(8,467)
Gain on extinguishment of debt	1,673	--
Income from continuing operations before income
taxes	5,949	1,887
Income tax expense	(262)	(439)
Income from continuing operations	5,687	1,448

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2011	2010

Discontinued operations:
Operating income from discontinued operations	43	59
Gain on sale of property	3,922	--
Income from discontinued operations	3,965	59
Net income	9,652	1,507
(Income) loss attributable to noncontrolling interests
in subsidiaries:
Continuing operations	2,949	3,670
Discontinued operations	(3,178)	(47)
Net (income) loss attributable to noncontrolling
interests in subsidiaries	(229)	3,623

Net income attributable to Common Shareholders	$9,423	$5,130

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$8,636	$5,118
Income from discontinued operations attributable to
Common Shareholders	787	12
Net income attributable to Common Shareholders	$9,423	$5,130

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing
operations	$0.21	$0.13
Net income per Common Share – Discontinued
operations	0.02	--
Net income per Common Share	$0.23	$0.13
Weighted average Common Shares	40,318	39,981

Net income attributable to Common Shareholders per
Common Share – Diluted 2
Net income per Common Share – Continuing
operations	$0.21	$0.13
Net income per Common Share – Discontinued
operations	0.02	--
Net income per Common Share	$0.23	$0.13
Weighted average Common Shares	40,580	40,150

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended
	March 31,
	2011	2010

Net income attributable to Common Shareholders	$9,423	$5,130

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	4,458	4,588
Unconsolidated affiliates	353	358
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	(784)	--
Unconsolidated affiliates	--	--
Income attributable to noncontrolling interests’ in
Operating Partnership	115	86
Distributions – Preferred OP Units	5	5
Funds from operations	$13,570	$10,167
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	41,046	40,776
Funds from operations, per share	$0.33	$0.25

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2011 and 2010
(dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended
	March 31,
	2011	2010

Operating income	$12,398	$9,833

Add back:
General and administrative	5,690	5,119
Depreciation and amortization	9,184	10,195
Less:
Management fee income	(629)	(400)
Mortgage interest income	(4,538)	(4,993)
Straight line rent and other adjustments	(1,772)	(916)

Consolidated NOI	20,333	18,838

Noncontrolling interest in NOI	(6,460)	(5,294)
Pro-rata share of NOI	$13,873	$13,544

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$107,335	$120,592
Rental property, at cost	1,159,293	1,142,407
Total assets	1,561,041	1,524,806
Notes payable	893,086	854,924
Total liabilities	968,275	937,284

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 466 and 601 OP Units into Common Shares for the quarters ended March 31, 2011 and 2010, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for the quarters ended March 31, 2011 and 2010, respectively. In addition, diluted FFO also includes the effect of employee share options of 237 and 169 Common Shares for the quarters ended March 31, 2011 and 2010, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100